Exhibit 10.4

Form of Expense Support and Restricted Stock Agreement

This Expense Support and Restricted Stock Agreement (this “Agreement”), is made effective as of [    ], 2016 (the “Commencement Date”) by and among CNL Healthcare Properties II, Inc. (the “Company”) and CHP II Advisors, LLC (the “Advisor”).

WHEREAS, the Company has filed with the U. S. Securities and Exchange Commission a registration statement on Form S-11 (File No. 333-206017) covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933, as amended (as it may be amended from time to time, the “Registration Statement”); and

WHEREAS, the Company and the Advisor have entered into an Advisory Agreement dated as of [    ], 2016 (as it may be amended from time to time, the “Advisory Agreement”); and

WHEREAS, the Company is a REIT and, similar to other REITs, monitors its modified funds from operations, and has incurred, and continues to incur a certain level of operating expenses; and

WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of the Company to reduce its operating expenses relative to its invested assets.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

Note: Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Advisory Agreement. As used herein, the following capitalized terms shall have the following meanings:

Board – shall have the meaning ascribed to such term in the Advisory Agreement.

Cause – shall have the meaning ascribed to such term in the Advisory Agreement.

Class A Common Shares – shall mean the Class A shares of common stock, par value $0.01 per share, of the Corporation.

Common Shares – shall have the meaning ascribed to such term in the Advisory Agreement.

Determination Date – shall have the meaning ascribed to such term in this Agreement.

Distributions – shall have the meaning ascribed to such term in the Advisory Agreement; provided, however, that for purposes of Section 3 only of this Agreement the term shall exclude any Distributions made on Restricted Stock and any other Common Shares held by the Advisor.

Expense Support Amount – shall have the meaning ascribed to such term in this Agreement.

Good Reason – shall have the meaning ascribed to such term in the Advisory Agreement.

Invested Capital – shall have the meaning ascribed to such term in the Advisory Agreement; provided, however, that for purposes of this Agreement the term shall exclude Invested Capital, if any, relating to Restricted Stock and any other Common Shares held by the Advisor.

Liquidity Event– shall have the meaning ascribed to such term in the Advisory Agreement.

Liquidity Event Consideration – shall mean the Net Sales Proceeds or other consideration to be received or received by the Stockholders or attributable to the Common Shares held by Stockholders in connection with a Liquidity Event, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other corporation or other entity.

MFFO – shall mean “modified funds from operations” as defined and presented in the Company’s most recent Form 10-Q or Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended.

Net Sales Proceeds – shall have the meaning ascribed to such term in the Advisory Agreement.

Priority Return– shall have the meaning ascribed to such term in the Advisory Agreement; and for avoidance of doubt, does not included shares of Restricted Stock or any other Common Shares held by the Advisor.

Restricted Stock – shall have the meaning ascribed to such term in this Agreement.

Sale – shall have the meaning ascribed to such term in the Advisory Agreement.

Stockholders – shall have the meaning ascribed to such term in the Advisory Agreement; provided, however, that for purposes of this Agreement the term shall exclude the Advisor.

1)	Expense Support. Beginning on the Commencement Date and continuing until terminated as provided herein, the Advisor shall provide expense support to the Company through forgoing the payment of fees in cash and acceptance of Restricted Stock for services as provided herein, in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions paid in the applicable quarter, over (b) the Company’s aggregate MFFO for the same period (the “Expense Support Amount”). The Expense Support Amount shall be determined for each calendar quarter of the Company, on a non-cumulative basis, with each such quarter-end date, a “Determination Date”. The Expense Support Amount will be credited by the Advisor to the Company in satisfaction of Asset Management Fees and other fees and expenses owed to the Advisor under the Advisory Agreement, at the Advisor’s discretion.

2)	Grant of Restricted Stock. In exchange for services rendered under the Advisory Agreement and in consideration of the expense support provided by the Advisor as set forth in Section 1, the Company shall issue to the Advisor, within forty-five (45) days following each Determination Date that is other than December 31 of a calendar year and within ninety (90) days following each Determination Date that is December 31 of a calendar year, a number of Class A Common Shares (the “Restricted Stock”) equal to the quotient of (A) the Expense Support Amount for the preceding quarter divided by (B) the Board’s most recent determination of net asset value per share of the Class A Common Shares, if the Board has made such a determination, or otherwise the most recent public offering price per Class A Common Share, on the terms and conditions and subject to the restrictions set forth in this Agreement.

3)	Vesting; Forfeiture. For purposes of the vesting provisions below, each share of Restricted Stock shall be deemed to have a value equal to the Board’s most recent determination of net asset value per share of the Class A Common Shares, unless the Board has not made such a determination, in which case each share of Restricted Stock shall be deemed to have a value equal to the Board’s most recent determination of net asset value per share of the Class A Common Shares, if the Board has made such a determination, or otherwise the most recent public offering price per Class A Common Share.

(a) Liquidity Event. Except as otherwise provided in Section 3(b), below, the Restricted Stock shall vest immediately prior to or upon the occurrence of a Liquidity Event in which, and only to the extent by which, (A) the sum of (i) the Liquidity Event Consideration, or other value attributable to the Common Shares of the Stockholders as a result of the Liquidity Event, plus (ii) total Distributions declared from the Company’s inception through the effective date of the Liquidity Event, exceeds (B) the sum of (i) Invested Capital, plus (ii) the total Distributions required to pay a Priority Return to the Stockholders from the Company’s inception through the effective date of the Liquidity Event. All issued and outstanding shares of Restricted Stock that do not so vest in connection with a Liquidity Event shall be immediately and permanently forfeited.

(b) Termination of the Advisory Agreement.

(1) Without Cause. In the event the Advisory Agreement is terminated or not renewed by the Company without Cause prior to a Liquidity Event, the Restricted Stock will immediately vest as of the effective date of such termination (an “Undue Termination”), provided that, and only to the extent by which, (A) the sum of (i) Board’s most recent determination of net asset value per share of the Common Shares multiplied by the number of Common Shares issued and outstanding and held of record by the Stockholders (computed with respect to separate classes of Common Shares as applicable), plus (ii) total Distributions declared with respect to Common Shares from the Company’s inception through the effective date of the Undue Termination, exceeds (B) the sum of (i) Invested Capital, plus (ii) the total Distributions required to pay a Priority Return to the Stockholders from the Company’s inception through the effective date of the Undue Termination. If the Board has not determined a net asset value per share of the Common Shares at the time of an Undue Termination, then the foregoing vesting will be calculated and occur immediately upon the Board’s determination of a net asset value per share of the Common Shares or, if a Liquidity Event occurs first, then the vesting will be calculated and occur pursuant to Section 3(a). All issued and outstanding shares of Restricted Stock that do not so vest in connection with an Undue Termination of the Advisor shall be immediately and permanently forfeited.

(2) For Cause. In the event the Advisory Agreement is terminated or not renewed by the Company for Cause prior to a Liquidity Event, all of the issued and outstanding shares of the Restricted Stock shall be immediately and permanently forfeited.

(3) Without Good Reason. In the event the Advisory Agreement is terminated or not renewed by the Advisor without Good Reason prior to a Liquidity Event, all of the issued and outstanding shares of the Restricted Stock shall be immediately and permanently forfeited.

(4) With Good Reason. In the event the Advisory Agreement is terminated or not renewed by the Advisor with Good Reason prior to a Liquidity Event, the Restricted Stock will continue to vest pursuant to Section 3(a).

(c) The Board’s good faith determination of the excess amount over the thresholds, and the vesting or forfeiture of the Restricted Stock, in whole or in part, pursuant to Section 3(a) or Section 3(b)(1), above, shall be final and binding upon the Parties.

4)	[RESERVED]

5)	Certain Restrictions Prior to Vesting. Prior to the vesting of the Restricted Stock pursuant to Section 3, the Advisor shall not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or any of the rights relating thereto; and any such transfer or encumbrance or any attempt to transfer or encumber the Restricted Stock or the rights relating thereto shall be wholly ineffective and void ab initio.”

6)	Rights as Stockholder; Dividends.

a)	The Advisor shall be the record owner of the Restricted Stock until such shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such shares (to the extent permitted by the Articles) and receive all dividends and other distributions paid with respect to such shares. All dividends or other distributions actually paid to the Advisor in connection with the Restricted Stock shall vest immediately and will not be subject to forfeiture.

b)	The Company may issue stock certificates or evidence the Advisor’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock represented by such stock certificates vests.

c)	If the Restricted Stock is forfeited in accordance with Sections 3, 4 or 5 of this Agreement, the Advisor shall, on the date of such forfeiture, no longer be the record owner of the Restricted Stock, no longer have any rights as a stockholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends or other distributions on such shares.

7)	REIT Status. The parties acknowledge and agree not to take any action that would impact the Company’s ability to qualify as a REIT, and further agree to amend this agreement if necessary to allow the Company to continue to qualify as a REIT.

8)	Term and Termination of Agreement. The initial term of this Agreement shall commence on the Effective Date as noted above and shall expire on [ ], 2017. Upon the expiration of such initial term or any renewal thereof, this Agreement shall then automatically be renewed for consecutive one (1) year periods (each such renewal a “Renewal Term”). Renewal Terms exactly align with a given calendar year. Notwithstanding the above, the Agreement may otherwise be terminated by either party upon thirty (30) days prior written notice to the other party. This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement or (b) the dissolution or liquidation of the Company.

9)	Headings. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

10)	Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of laws provisions).

11)	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

12)	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

13)	Amendments and Counterparts. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL HEALTHCARE PROPERTIES II, INC.

By:

Name:
Title:

CHP II ADVISORS, LLC

By:

Name:
Title: